Exhibit 99.1

February 16, 2016

Dear Teammates and Shareholders,

I wanted to let you know that I have been diagnosed with Leukemia. The good news is that it is a very treatable form of the disease with standard protocols for treatment, and we have caught it very early. I feel strong physically and mentally going into this.

My doctors and I have decided to start a 30-day treatment program, during which I will be in the hospital here in Richmond, Virginia. While travel will be restricted during treatment and may be limited for some period afterwards, I have been advised that I will be able to stay actively involved in the day-to-day operations of the company throughout the process. If there is a change in my health in the future, I will let you know.

I am not the first CEO to face this challenge and will not be the last. I am fortunate to have a talented, committed group of team members here at Lumber Liquidators working hard together on behalf of all of us. Our Lumber Liquidators University meeting in late January was incredible and truly one of the most rewarding events of my professional career. It was a wonderful kick-off to the year and gave us a clear direction of our priorities and a renewed passion about the work we are doing as a company.

I am honored to be associated with such exceptional people and to have the support of our Board.

John Presley